EXHIBIT 10.47

U.S. $35,000,000

LOAN AGREEMENT

Dated as of November 9, 2006

between

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC.

as Lender,

XOMA LTD.

as Guarantor,

and

XOMA (US) LLC

as Borrower

i

(continued)

(continued)

(continued)

Exhibit A.	Form of Promissory Note

Exhibit B.	Form of Notice of Borrowing

Exhibit C.	Form of Security Agreement

Exhibit D-1.	Form of Certificate of the Borrower

Exhibit D-2.	Form of Certificate of XOMA

Exhibit D-3.	Form of Certificate of XOMA Bermuda

Exhibit E.	Existing Liens and Related Indebtedness

Exhibit F.	Revenue Milestones

Exhibit G.	Form of Assignment and Acceptance

Exhibit H-1.	[*]

Exhibit H-2.	[*]

Exhibit I.	Acquisition Agreement

Exhibit J.	XOMA BCE/HE Intellectual Property

This LOAN AGREEMENT is dated as of November 9, 2006, by and between Goldman Sachs Specialty Lending Holdings, Inc., a Delaware corporation (the “Lender”), as Lender, XOMA (US) LLC, a Delaware limited liability company (the “Borrower”), as Borrower, and XOMA Ltd., a Bermuda company (“XOMA”), as guarantor. The Lender, the Borrower and XOMA are hereinafter referred to collectively as the “Parties” or individually as a “Party”.

W I T N E S S E T H:

WHEREAS, the Borrower is a Delaware limited liability company that was formed on May 31, 1999 and having its principal place of business at 2910 Seventh Street, Berkeley, California 94710;

WHEREAS, the Payment Rights (as defined below) were assigned to the Borrower by XOMA (Bermuda) Ltd. (“XOMA Bermuda”) pursuant to the Acquisition Agreement, dated November 9, 2006 (the “Acquisition Agreement”);

WHEREAS, the Borrower entered into the Second Amended and Restated Collaboration Agreement (the “Collaboration Agreement”), effective as of January 1, 2005, with Genentech, Inc., a Delaware corporation, with respect to certain payment rights in relation to RAPTIVA® (the “Raptiva Rights”);

WHEREAS, the Borrower proposes to borrow from the Lender, and the Lender proposes to lend to the Borrower, an aggregate principal amount of $35,000,000;

WHEREAS, in order to induce the Lender to enter into this Agreement and to extend credit hereunder, the Borrower has agreed to grant Lender a security interest in the Payment Rights and all of the Borrower’s rights under the Acquisition Agreement and the Raptiva Rights as collateral for the Borrower’s obligations hereunder; and

WHEREAS, XOMA has agreed to guarantee the Borrower’s obligations hereunder;

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.01. Definitions. As used herein:

“Account Bank” means The Northern Trust Company.

“Acquisition Agreement” has the meaning specified in the second recital hereof.

“Act of Insolvency” shall mean, with respect to any Person, such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors (or the equivalent); or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent (or the equivalent), or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, moratorium or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or the like, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or such Person shall take any corporate action to authorize any of the actions set forth above in this definition.

“Affiliate” with respect to any Person means any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Loan Agreement.

“Assignee” has the meaning specified in Section 14.01(b).

“Assignment and Acceptance” has the meaning specified in Section 14.01(c).

“Banking Day” means any day, except a Saturday, Sunday or other day on which commercial banks in New York are required or authorized by law to close, which is also a day on which commercial banks are open for international business (including dealing in Dollar deposits) in London.

“BCE Program” has the meaning specified in Section 8.01(gg).

“Borrower” has the meaning specified in the first paragraph hereof.

“Borrower Change of Control” means any change of control of the Borrower that results in the Borrower not being directly controlled by XOMA.

“Borrower Documents” means the Borrower’s Limited Liability Company Agreement, dated May 31, 1999, and the certificate of formation of the Borrower.

“Capital Stock” of any Person means any and all shares, interests, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“CIMZIA License Agreement” has the meaning specified in the definition of “License Agreements”.

“Closing Date” means the date upon which the conditions precedent under Article VII have been satisfied to the satisfaction of the Lender.

“Code” means the Internal Revenue Code of 1986 and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collaboration Agreement” has the meaning specified in the third recital hereof.

“Collaboration Intellectual Property” means any intellectual property jointly made or jointly owned by a XOMA Party and a third-party collaboration partner in the course of conducting research and development activities pursuant to a collaboration agreement.

“Commitment” means $35,000,000.

“Contract” has the meaning specified in Section 8.01(e).

[*]

“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the sum of (i) the applicable Margin, (ii) 3.00% and (iii) LIBOR determined by the Lender for such period as the Lender determines to be reasonable in the circumstances.

“Designated Excess” has the meaning specified in Section 3.01(a).

“Dispute” means any dispute, deduction, claim, offset, defense or counterclaim of any kind between XOMA Bermuda or the Borrower on the one hand and any Obligor (or any of its Affiliates) on the other hand relating to any Payment Right, Raptiva Right or any License Agreement, as applicable; provided, however, that “Dispute” shall not mean (a) any such dispute, deduction, claim, offset, defense or counterclaim [*], (ii) that is not reasonably expected to have an adverse effect on either the Raptiva Rights or the Payments Rights or (iii) where the amount in dispute does not exceed $100,000; or (b) an Act of Insolvency on the part of any Obligor or any Affiliate of any Obligor.

“Dollars” or “$” means lawful money of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” at any time means each trade or business (whether or not incorporated) that would, at any time, be treated, together with XOMA, the Borrower or any of their respective Subsidiaries, as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code or any similar provision under non-U.S. law.

“Event of Default” has the meaning specified in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means (i) any Taxes imposed on (or measured by) net income (including branch profits Taxes) of the Lender, or any franchise or similar Taxes imposed in lieu thereof, by any Governmental Authority or taxing authority by the jurisdiction under the laws of which the Lender is organized or any jurisdiction in which the Lender is a resident, has an office, conducts business or has another connection (other than a business or connection resulting from the Lender being a party to, performing its obligations or receiving payments under, or enforcing, this Agreement, or otherwise arising out of the transactions contemplated by this Agreement) and (ii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender (a) under law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.01(a) or (b) that is attributable to such Foreign Lender’s failure to comply with Section 5.01(b).

“Existing Disputes” has the meaning specified in the definition of “Dispute”.

“Foreign Lender” has the meaning specified in Section 5.01(b).

“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.

“Genentech” means Genentech, Inc., a Delaware corporation.

[*].

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guaranteed Obligations” has the meaning specified in Section 12.01.

“Indebtedness” with respect to any Person means any amount (absolute or contingent) payable by such Person as debtor, borrower, issuer, guarantor or otherwise (i) pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, (ii) pursuant to a lease with substantially the same economic effect as any such agreement or instrument, (iii) pursuant to any equity interest with a mandatory obligation to repurchase, (iv) pursuant to indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (v) pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement or (vi) pursuant to a letter of credit issued for the account of such Person. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral (as defined in the Security Agreement)).

“Indemnified Taxes” has the meaning specified in Section 5.01.

“Indemnitee” has the meaning specified in Section 13.03.

“Interest Coverage Ratio” means, with respect to any Interest Payment Date, the ratio of (i) all payments received (net of any withholding taxes) with respect to the Payment Rights and the Raptiva Rights during the preceding two quarters to (ii) the amount of interest due and payable on the Loan on such Interest Payment Date.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means the period beginning on the Closing Date (in the case of the initial Interest Period) or on the last day of the next preceding Interest Period (in the case of any subsequent Interest Period) and ending on the day numerically corresponding to the first day of that Interest Period in the sixth month thereafter; provided, that the initial Interest Period shall end on March 31, 2007 and any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate” means with respect to any day during any Interest Period the sum of the Margin and LIBOR for such day.

“Interest Reserve Account” means the interest reserve account, which may be a sub-account of the Payment Account, established in the name of the Lender and for the benefit, and under the control, of the Lender with account no. 1885042193 maintained with the Account Bank.

“Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.

“Lender” means the Lender (as defined in the first paragraph hereof) and any assignee under Section 14.01(b).

“Lending Office” means, with respect to the Lender, its New York office, and with respect to any other Lender, the office of such Lender designated as its “Lending Office” in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower.

“LIBOR” with respect to any Interest Period (or other period determined by the Lender with respect to any overdue amount) means the per annum rate for deposits in Dollars for a term coextensive with such Interest Period (or other period) which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of such Interest Period (or other period). (For purposes of the preceding sentence, LIBOR for any Interest Period (or other period) of a length for which rates do not appear on Telerate Page 3750 shall be determined through the use of straight line interpolation by reference to two LIBOR rates appearing on Telerate Page 3750, one of which shall be the rate for the period of time next shorter than the length of the Interest Period (or other period) and the other of which shall be the rate for the period of time next longer than the length of the Interest Period (or other period).) If no such rate appears on Telerate Page 3750, LIBOR shall mean the per annum rate, determined on the basis of the rates at which deposits in Dollars for a term coextensive with such Interest Period (or other period) and in an amount approximately equal to the principal amount of the Loan or overdue amount are offered by four major banks in the London interbank market, selected by the Lender, at approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of such Interest Period (or other period). If at least two such quotations are provided, LIBOR for such Interest Period (or other period) shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, LIBOR for such Interest Period (or other period) shall be the arithmetic mean of the per annum rates quoted by major banks in New York City, selected by the Lender, at approximately 11:00 a.m., New York City time, on such day for loans in Dollars to leading European banks for a term coextensive with such Interest Period (or other period) and in an amount approximately equal to the principal amount of the Loan or overdue amount.

“License Agreements” means:

(i) the Collaboration Agreement;

(ii) the Non-Exclusive Genentech License Agreement, effective as of December 30, 1998, between XOMA Bermuda (as successor in interest to XOMA Corporation) and Genentech, Inc. (the “LUCENTIS License Agreement); and

(iii) the Non-Exclusive License Agreement, effective as of December 23, 1998, between XOMA Bermuda (as successor in interest to XOMA Corporation) and UCB (as successor in interest to Celltech Therapeutics Ltd.) (the “CIMZIA License Agreement”).

“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, attachment, set-off, encumbrance or other security interest in the nature thereof (including any conditional sale agreement, equipment trust agreement or other title retention agreement, a lease with substantially the same economic effect as any such agreement or a transfer or other restriction) or other encumbrance of any nature whatsoever.

“Loan” at any time means the aggregate principal amount advanced to the Borrower hereunder then outstanding.

“Loan Documents” means this Agreement, the Note and the Security Agreement.

“LUCENTIS License Agreement” has the meaning specified in the definition of “License Agreements”.

“Margin” means, with respect to any day during an Interest Period, 5.25%.

“Material Adverse Effect” means (i) a material adverse effect on the business, results of operations, assets or financial condition of the Borrower, (ii) a reduction or other impairment of the value of the Payment Rights, the Raptiva Rights, the Payment Rights-Related Intellectual Property, the Raptiva Rights-Related Intellectual Property or the XOMA US Intellectual Property or (iii) an impairment of the ability of the Borrower to perform its obligations under, or affect the validity or enforceability of, any Transaction Document to which it is party.

“Maturity Date” means the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date of any prepayment in full of the Loan.

“Note” means a promissory note, substantially in the form set forth in Exhibit A, in the amount of the Loan, evidencing such Loan.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Notices” has the meaning specified in Section 14.04.

“Obligations” means, without duplication, the Loan and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, owing by the Borrower to the Lender, arising under or pursuant to the Loan Documents, including all principal, interest, charges, expenses, fees and any other sums chargeable to the Borrower hereunder and under the other Loan Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to the Borrower, whether or not such claim is allowed in such bankruptcy action).

“Obligors” means, together, Genentech and UCB.

“Participant” has the meaning specified in Section 14.02.

“Party” and “Parties” have the meanings specified in the first paragraph hereof.

“Payment Account” means the lock-box account established in the name of the Lender and for the benefit, and under the control, of the Lender with account no. 1885042193 maintained with the Account Bank.

“Payment Rights” has the meaning specified in the Acquisition Agreement as in effect on the Closing Date.

“Payment Rights-Related Intellectual Property” means all intangible legal rights owned or controlled by XOMA Bermuda in relation to the Payment Rights pursuant to the License Agreements, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired and any rights in or to any applications for any of the foregoing.

“Permitted Liens” has the meaning specified in Section 10.03.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Plan” has the meaning specified in Section 10.09(a).

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or other plan in such entity.

“Prepayment Premium” with respect to any prepayment of principal of the Loan made on any day means an amount equal to (i) 3.00% of the amount of the Loan to be prepaid, if such prepayment occurs prior to the first anniversary of the Closing Date, (ii) [*]% of the amount of the Loan to be prepaid, if such prepayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date and (iii) zero, if such prepayment occurs on or after the second anniversary of the Closing Date.

“Proceeding” has the meaning specified in Section 14.12.

“Raptiva Rights” has the meaning specified in the third recital hereof.

“Raptiva Rights-Related Intellectual Property” means all intangible legal rights owned or controlled by the Borrower in relation to the Raptiva Rights and the Collaboration Agreement, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired and any rights in or to any applications for any of the foregoing.

“Required Consents” means, [*].

“Security Agreement” means the Security Agreement, dated the Closing Date, substantially in the form of Exhibit C hereto, between the Lender and the Borrower securing the Obligations of the Borrower hereunder.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Taxes” has the meaning specified in Section 5.01.

“Telerate Page 3750” means the display page so designated on Bridge’s Telerate Service (or such other page as may replace that page on that service, or such other service as may be designated by the Lender as the information vendor for the purpose of displaying rates comparable to LIBOR).

“Third Party Intellectual Property Rights” shall mean any intellectual property owned by a third party.

“Transaction Documents” means the Loan Documents, the Acquisition Agreement, the License Agreements and the Borrower Documents.

[*].

“UCB” means UCB Celltech, a branch of UCB S.A., a Belgian company, registered in the United Kingdom.

“U.S.” means the United States of America.

“Voting Stock” means Capital Stock issued by a company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

“XOMA” means has the meaning set forth in the first paragraph hereof.

“XOMA BCE/HE Intellectual Property” means the patents and patent applications listed in Exhibit J.

“XOMA Bermuda” has the meaning set forth in the second recital hereof.

“XOMA Bermuda Change of Control” means any change of control of XOMA Bermuda that results in XOMA Bermuda not being directly controlled by XOMA.

“XOMA Change of Control” means that (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of

Voting Stock of XOMA (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of XOMA; or (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such period were directors of XOMA shall cease for any reason to constitute a majority of the board of directors of XOMA unless the election or nomination for election by XOMA’s shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

“XOMA Ireland” has the meaning specified in Section 8.01(gg).

“XOMA Party” means each of XOMA, XOMA Bermuda and the Borrower.

“XOMA US Intellectual Property” means all of the following worldwide intangible legal rights owned or controlled by the Borrower (other than with respect to Raptiva® brand anti-CD11a), whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility, model and design patents or any extensions of these items; (ii) trademarks, service marks, trade names and copyrights; (iii) trade secrets and rights in know-how; and (iv) any rights in or to any applications for any of the foregoing.

SECTION 1.02. Interpretation; Headings. Each term used in any Exhibit to this Agreement and defined in this Agreement but not defined therein shall have the meaning set forth in this Agreement. Unless the context otherwise requires, (a) “including” means “including, without limitation” and (b) words in the singular include the plural and words in the plural include the singular. A reference to any party to this Agreement, any other Transaction Document or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms herewith and therewith. A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision or regulation substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto. The headings contained in this Agreement are for convenience and reference only and do not form a part of this Agreement. Section, Article and Exhibit references in this Agreement refer to sections or articles of, or exhibits to, this Agreement unless otherwise specified.

ARTICLE II

COMMITMENT; DISBURSEMENT; FEES

SECTION 2.01. Commitment to Lend. On the terms and subject to the conditions set forth herein, the Lender shall, on the Closing Date, make a loan hereunder to the Borrower in a principal amount equal to the Commitment.

SECTION 2.02. Notice of Borrowing. Subject to Section 2.01, the Borrower shall, on or before the Banking Day prior to the Closing Date, give the Lender notice, substantially in the form set forth in Exhibit B (the “Notice of Borrowing”) of the date the

Borrower wishes to borrow hereunder and the amount of the Commitment the Borrower wishes to borrow on such Closing Date.

SECTION 2.03. Disbursement. Subject to the conditions set forth herein, the Lender shall, on the Closing Date, credit, in same day funds, an amount equal to (i) the amount specified in the Notice of Borrowing to the account of the Borrower which the Borrower shall have designated for such purpose in the Notice of Borrowing less (ii) the sum of the upfront structuring fee referred to in Section 2.05 and the initial expenses referred to in Section 4.05 for which invoices have been received by the Borrower less (iii) the initial deposit in to the Interest Reserve Account pursuant to Section 4.03(a).

SECTION 2.04. Commitment Not Revolving. The Lender’s commitment to lend hereunder is not revolving in nature, and any amount of the Loan repaid or prepaid may not be reborrowed.

SECTION 2.05. Upfront Structuring Fee. The Borrower shall pay the Lender an upfront structuring fee equal to 2.00% of the Commitment. This fee shall be payable on the Closing Date as provided in Section 2.03.

ARTICLE III

REPAYMENT

SECTION 3.01. Amortization. (a) On each Interest Payment Date, any cash received or held in the Payment Account in excess of (i) the interest payable on such Interest Payment Date pursuant to Section 4.01 and (ii) the amount to be transferred into the Interest Reserve Account on such Interest Payment Date pursuant to Section 4.03 shall be applied by the Lender to pay down the outstanding principal amount of the Loan at par unless the Lender notifies the Borrower otherwise in writing. The Lender shall have the right to specify in such notice that all or a portion of such excess amount held in the Payment Account need not be used for the repayment of principal (the “Designated Excess”). Upon notice by the Borrower, the Designated Excess shall be transferred on the related Interest Payment Date to an account of the Borrower specified in such notice.

(b) Except as otherwise expressly provided herein, the Borrower shall repay the outstanding principal amount of the Loan, together with any accrued and unpaid interest thereon, on the Maturity Date. Any amounts on deposit in the Payment Account on the Maturity Date after full repayment of the outstanding principal amount of, and the accrued unpaid interest on, the Loan together with all other amounts then payable hereunder shall be transferred to an account of the Borrower.

(c) Notwithstanding anything to the contrary herein, if amounts on deposit in the Payment Account and the Interest Reserve Account are insufficient to pay any amounts due under the Loan Documents to the Lender, the Borrower shall remain fully liable for any deficiency.

SECTION 3.02. Optional Prepayment; Prepayment Premium. (a) The Borrower may, subject to Section 13.01 hereof, prepay the Loan in whole or in part, together with accrued and unpaid interest on the amount prepaid plus, if applicable, the Prepayment

Premium plus, if the prepayment date is on any day other than the last day of an Interest Period, any amounts payable under Section 13.01, at any time; provided, that any prepayment in part be made in a minimum amount of $1,000,000. If the Borrower wishes to make such a prepayment, it shall give the Lender Notice to that effect not later than the 30th day before the date of the prepayment, specifying the date on which the prepayment is to be made and the amount to be prepaid. Such Notice shall constitute the Borrower’s irrevocable commitment to prepay that amount on that date, together with interest accrued on the amount prepaid to but excluding the prepayment date plus, if applicable, the Prepayment Premium, plus, if the prepayment date is on any day other than the last day of an Interest Period, any amounts payable under Section 13.01.

(b) If an Event of Default occurs (i) prior to the first anniversary of the Closing Date or (ii) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, then the applicable Prepayment Premium for each such period specified for optional redemptions by the Borrower pursuant to Section 3.02(a) shall be due and payable hereunder, to the extent permitted by law, and shall be deemed part of the amounts due and payable hereunder subject to acceleration (either declared or immediate as provided in Section 11.02).

SECTION 3.03. Illegality. If the Lender determines at any time that any Law or treaty or any change therein or in the interpretation or application thereof makes or will make it unlawful for the Lender to fulfill its commitment in accordance with Section 2.01, to maintain the Loan or to claim or receive any amount payable to it hereunder, the Lender shall give Notice of that determination to the Borrower, whereupon the obligations of the Lender hereunder shall terminate. If any such Notice is given after the disbursement of the Loan, the Borrower shall prepay the Loan in full on the Interest Payment Date following the date the Notice is given; provided, however, that, if the Lender certifies to the Borrower that earlier prepayment is necessary in order to enable the Lender to comply with the relevant Law, treaty or change and specifies an earlier date for the prepayment, the Borrower shall make the prepayment on the date so specified. Prepayment pursuant to this Section 3.03 shall be made together with interest accrued and unpaid on the Loan to the date of prepayment and all other amounts then payable to the Lender hereunder. Each Notice delivered pursuant to this Section 3.03 shall be effective when sent.

ARTICLE IV

INTEREST; EXPENSES

SECTION 4.01. Interest Rate. (a) Except as otherwise expressly provided in Section 4.04, interest shall accrue on the unpaid principal amount of the Loan for each day during each Interest Period, from and including the first day of that Interest Period to but excluding the last day thereof, at a rate per annum equal to the Interest Rate for each such day.

(b) The Lender shall give Notice to the Borrower of LIBOR for each Interest Period after each determination thereof.

(c) Except as otherwise expressly provided herein, accrued interest on the Loan shall be payable on each Interest Payment Date.

SECTION 4.02. Payment Account. Amounts deposited in the Payment Account shall be available solely for (i) payment of any interest on and the amortization of the Loan pursuant to Sections 3.01, 4.01 and 4.03, (ii) withdrawal and deposit into the Interest Reserve Account and (iii) reimbursement to the Lender of all other costs and expenses hereunder, including reimbursements pursuant to Sections 4.05 and 4.06.

SECTION 4.03. Interest Reserve Account. (a) On the Closing Date, the Lender shall transfer pursuant to Section 2.03(iii) into the Interest Reserve Account an amount out of the Loan proceeds equal to the amount of interest due and payable on the Loan on the first Interest Payment Date.

(b) Thereafter, on each Interest Payment Date, amounts on deposit in the Payment Account shall first be transferred into the Interest Reserve Account such that the amount on deposit therein shall equal the amount of interest payable on the Loan on the immediately following Interest Payment Date (calculated on the assumption that there shall not be any intervening prepayments and after giving effect to any amortization payment being made in accordance with Section 3.01 on the Interest Payment Date on which such transfer occurs).

(c) Amounts on deposit in the Interest Reserve Account shall be withdrawn solely for the payment of interest on the Loan on any Interest Payment Date to the extent that amounts on deposit in the Payment Account are insufficient therefor.

SECTION 4.04. Interest on Late Payments. If any amount payable by the Borrower to the Lender hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on any such unpaid amounts, both before and after judgment, to the fullest extent permitted by applicable Law, during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Default Rate. Interest accruing under this Section 4.04 shall be payable from time to time on demand of the Lender.

SECTION 4.05. Initial Expenses. The Borrower shall reimburse the Lender, on the Closing Date as provided in Section 2.03, for all (a) reasonable costs and expenses incurred by the Lender (including all reasonable fees and expenses of outside counsel to the Lender), supported by reasonable documentation, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents including any amendment or waiver with respect thereto and (b) reasonable costs and expenses, supported by reasonable documentation, of due diligence conducted by the Lender or other parties (including outside counsel to the Lender) at the request of the Lender.

SECTION 4.06. Administration and Enforcement Expenses. The Borrower shall promptly reimburse the Lender on demand for all reasonable costs and expenses incurred by the Lender (including the reasonable fees and expenses of outside counsel to the Lender) as a consequence of or in connection with (i) the negotiation, preparation or execution of any amendment to this Agreement and/or the other Transaction Documents, (ii) the administration of the Loan, (iii) any Default or Event of Default or (iv) the preservation or enforcement of any right or remedy of the Lender under the Transaction Documents.

ARTICLE V

TAXES

SECTION 5.01. Taxes. (a) Except as otherwise required by law, any and all payments by the Borrower under this Agreement or the Note (including payments with respect to the Loan) shall be made free and clear of and without deduction for any and all present and future taxes, levies, duties, imposts, deductions, charges, fees or withholdings, and all interest, penalties and other liabilities with respect thereto (collectively, “Taxes”) imposed by any Governmental Authority or taxing authority in any jurisdiction. If any Taxes other than Excluded Taxes (“Indemnified Taxes”) shall be required by Law to be deducted from or in respect of any sum payable under this Agreement or the Note to a Lender, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions of Indemnified Taxes the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or taxing authority in accordance with applicable Law.

(b) If a Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”), then such Foreign Lender shall provide to the Borrower (i) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) two accurate and complete original signed copies of IRS Form W-8BEN (or successor form) properly completed and duly executed by such Foreign Lender and (y) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, (ii) if the payments receivable by the Foreign Lender are effectively connected with the conduct of a trade or business in the United States, two accurate and complete original signed copies of IRS Form W-8ECI (or successor form), (iii) in the case of a Foreign Lender that is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest, two accurate and complete original signed copies of IRS Form W-8BEN (or successor form) indicating that such Foreign Lender is entitled to receive payments under this Agreement and the Note with reduced or no deduction of any United States federal income withholding tax or (iv) in the case of a Foreign Lender acting as an intermediary, two accurate and complete original signed copies of IRS Form W-8IMY (or successor form). Such forms shall be delivered by such Foreign Lender on or prior to the date that it becomes a Lender under this Agreement, at any time thereafter when a change in the Foreign Lender’s circumstances renders an existing form obsolete or invalid or requires a new form to be provided, and within fifteen Banking Days after a reasonable written request of the Borrower from time to time thereafter. Notwithstanding any other provision of this Section 5.01(b), no Foreign Lender shall be required to deliver any form pursuant to this Section 5.01(b) that such Foreign Lender is not legally able to deliver.

(c) Each Lender that is not a Foreign Lender shall provide two properly completed and duly executed copies of Form W-9 (or successor form) at the times specified for delivery of forms under Section 5.01(b).

SECTION 5.02. Receipt of Payment. Within thirty days after the date of any payment of Taxes withheld by the Borrower in respect of any payment to the Lender, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to the Lender.

SECTION 5.03. Other Taxes. The Borrower shall promptly pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed in connection with the execution, delivery, registration or enforcement of this Agreement, the Note issued hereunder or any other Transaction Document or the filing, registration, recording or perfecting of any security interest contemplated by this Agreement.

SECTION 5.04. Indemnification. If the Lender pays any Taxes that the Borrower is required to pay pursuant to this Article V, the Borrower shall indemnify it on demand in full in the currency in which such Taxes are paid, whether or not such Taxes were correctly or legally asserted, together with interest thereon from and including the date of payment to, but excluding, the date of reimbursement at the Default Rate; provided that if the Borrower believes that any Taxes for which the Borrower has indemnified the Lender were not correctly or legally asserted, the Lender will cooperate with the Borrower (at the Borrower’s cost and expense) in pursuing a refund of such Taxes. The Lender shall promptly notify the Borrower if any claim is made against the Lender for any Taxes for which the Borrower would be responsible to indemnify the Lender pursuant to this Section 5.04.

ARTICLE VI

PAYMENTS; COMPUTATIONS

SECTION 6.01. Making of Payments. (a) Each payment required to be made by the Borrower under this Agreement or under the Note shall be made in Dollars, by deposit in same day funds by 3:00 p.m. New York time on the date the payment is due, to the Payment Account, for the account of the Lending Office, or to any other account designated by the Lender by Notice to the Borrower.

(b) Notwithstanding anything to the contrary contained herein, any payment stated to be due hereunder or under the Note on a given day in a specified month and any Interest Period stated to end on a day numerically corresponding to a given day in a specified month thereafter shall be made or shall end (as the case may be), (i) if there is no such given day or corresponding day, on the last Banking Day of such month or (ii) if such given day or corresponding day is not a Banking Day, on the next succeeding Banking Day, unless such next succeeding Banking Day falls in a different calendar month, in which case such payment shall be made or such Interest Period shall end (as the case may be) on the next preceding Banking Day.

SECTION 6.02. Computations. Interest shall be computed on the basis of a 360-day year and actual days elapsed.

SECTION 6.03. Setoff or Counterclaim. Each payment by the Borrower under this Agreement or under the Note shall be made without setoff or counterclaim. Lender shall have the right to charge to the Payment Account and setoff any and all amounts owed by the Borrower under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01. Conditions Precedent to the Loan. The obligation of the Lender to make the Loan on the Closing Date is subject to the fulfillment, to the satisfaction of the Lender, of all of the following conditions precedent in addition to the conditions specified in Article II:

(a) The Borrower shall have executed and delivered to the Lender the Note, dated the Closing Date.

(b) The Lender shall have received on or before the Closing Date an executed copy of:

(i) a certificate of the Borrower, dated the Closing Date, substantially in the form set forth in Exhibit D-1 hereto together with the attachments specified therein;

(ii) a certificate of XOMA, dated the Closing Date, substantially in the form set forth in Exhibit D-2 hereto together with the attachments specified therein;

(iii) a certificate of XOMA Bermuda, dated the Closing Date, substantially in the form set forth in Exhibit D-3 hereto together with the attachments specified therein;

(iv) an opinion of Conyers Dill & Pearman, special Bermuda counsel to XOMA and XOMA Bermuda, dated the Closing Date, in form and substance satisfactory to the Lender;

(v) an opinion of Cahill Gordon & Reindel LLP, U.S. counsel to the XOMA Parties, dated the Closing Date, in form and substance satisfactory to the Lender;

(vi) an opinion of Christopher J. Margolin, Vice President, General Counsel and Secretary of XOMA, dated the Closing Date, in form and substance satisfactory to the Lender; and

(vii) an opinion of Anne Dollard, Senior Director of Intellectual Property of XOMA, dated the Closing Date, in form and substance satisfactory to the Lender.

(c) The Borrower shall have delivered to the Lender certified true copies of the Borrower Documents.

(d) The Borrower shall have executed and delivered to the Lender the Loan Documents and such other documents as the Lender may reasonably request, in each case, in form and substance satisfactory to the Lender.

(e) The Borrower and XOMA Bermuda shall have executed and delivered to the Lender the Acquisition Agreement in the form set forth in Exhibit I.

(f) The Transaction Documents shall be in full force and effect.

(g) The Lender shall have received the upfront structuring fee set forth in Section 2.05 and all other fees and expenses due and payable to the Lender on the Closing Date under this Agreement and the other Transaction Documents.

(h) The organizational structure and capital structure of the Borrower shall be to the satisfaction of the Lender.

(i) No event shall have occurred and be continuing that constitutes a Default or an Event of Default under this Agreement or a similar event under the other Transaction Documents and no such event will occur or will have occurred by reason of the Loan.

(j) The representations and warranties made by the Borrower in Article VIII hereof and in the other Transaction Documents shall be true and correct as of the Closing Date, before and after giving effect to the Loan.

(k) The Borrower shall have delivered to the Lender certified true copies of the License Agreements, including all amendments, supplements or other modifications thereto, and each License Agreement and amendment, supplement or other modification thereto shall be in full force and effect.

(l) All filings, recordings and other actions that are necessary or reasonably requested by the Lender in order to establish, protect, preserve and perfect the security interest in the assets of the Borrower as provided in the Security Agreement as a valid and perfected first priority security interest with respect to such assets shall have been duly effected.

(m) All necessary governmental and third-party approvals, consents and filings, including in connection with the Loan and the acquisition of the Payment Rights by the Borrower pursuant to the Acquisition Agreement shall have been obtained or made and be in full force and effect.

(n) The acquisition by the Borrower and the assignment by XOMA Bermuda of the Payment Rights shall have been consummated pursuant to the Acquisition Agreement, and no provision thereof shall have been waived, amended, supplemented or otherwise modified in connection with such acquisition without the written consent of the Lender.

(o) The Lender shall have conducted a background check of the officers of the XOMA Parties and the results shall be to the satisfaction of the Lender.

(p) The Borrower and the Obligors shall have executed and the Borrower shall have delivered the Required Consents.

(q) The Lender shall have received from the Borrower (i) an executed copy of the Release of Security Agreement in Patents between XOMA and Genentech, (ii) evidence to the satisfaction of the Lender that such release was filed with the U.S. Patent and Trademark Office and (iii) evidence to the satisfaction of the Lender that a UCC-3 termination statement was filed with the office of the Secretary of State of the State of Delaware.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

SECTION 8.01. Representations and Warranties of the Borrower. The Borrower makes the representations and warranties set forth below to the Lender. Except as otherwise noted, the Borrower makes the representations and warranties set forth below as of the Closing Date:

(a) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority (including any required license, permit or other approval from any Governmental Authority) to own its assets, to carry on its business as currently conducted and to consummate the transactions contemplated in, and to perform its obligations under, this Agreement and the other Transaction Documents to which it is party or by which it is bound.

(b) The Borrower has taken all necessary action to authorize its execution and delivery of this Agreement and the other Transaction Documents to which it is party, the performance of its obligations under this Agreement and the other Transaction Documents to which it is party or by which it is bound and the consummation of the transactions contemplated hereby and thereby.

(c) This Agreement and each other Transaction Document to which the Borrower is party has been duly executed and delivered by the Borrower, and each constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d) No authorization or action of any kind by any Governmental Authority is necessary to authorize the transactions contemplated by this Agreement and each other Transaction Document or required for the validity or enforceability against the Borrower of this Agreement and each other Transaction Document, except any filings with a Governmental Authority required to perfect the Lender’s security interest under the Security Agreement.

(e) Except for the Required Consents, no consent or approval of, or notice to, any Person is required by the terms of any agreement, contract, lease, commitment, license and other arrangement (each a “Contract”) for the execution or delivery of, or the performance of the obligations of the Borrower under, this Agreement and the other Transaction Documents to which the Borrower is party or the consummation of the transactions contemplated hereby or thereby, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under the Borrower Documents or any material Contract, instrument or Law applicable to the Borrower or any of its assets.

(f) There are no actions, proceedings or claims pending or, to the knowledge of the Borrower, threatened the adverse determination of which could reasonably be expected to have a Material Adverse Effect.

(g) Since the acquisition of the Payment Rights and the Raptiva Rights by the Borrower there have been no events that could reasonably be expected to reduce or otherwise impair the value of such rights.

(h) No Default or Event of Default has occurred and is continuing, and no such event will occur upon the making of the Loan.

(i) The Borrower has good title to its assets free and clear of all Liens, other than Liens created hereby and by the Security Agreement and the Permitted Liens.

(j) With respect to each Contract that is material to the business of the Borrower, (i) each such Contract is a valid and binding agreement and each such Contract is in full force and effect, and (ii) the Borrower is in compliance with each such Contract and has no knowledge of any default under any such Contract which default has not been cured or waived.

(k) All written information heretofore, herein or hereafter supplied to the Lender by or on behalf of the Borrower or any other XOMA Party in connection with the Loan and the other transactions contemplated hereby has been, is and will be accurate and complete. All representations and warranties made by the Borrower or any other XOMA Party in any of the other Transaction Documents to which it is party are true and correct.

(l) The consolidated balance sheet of XOMA and its consolidated Subsidiaries as of December 31, 2005 and the related consolidated statement of operations and cash flows for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent registered public accountants, set forth in XOMA’s 2005 Form 10-K, and unaudited consolidated balance sheet of XOMA and its consolidated Subsidiaries as of June 30, 2006 and the related consolidated statement of operations and cash flows for the two fiscal quarters then ended duly certified by the chief financial officer of XOMA, copies of which have been furnished to the Lender, fairly present the consolidated financial condition of XOMA and its consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Since the consolidated balance sheet of XOMA and its consolidated Subsidiaries as at December 31, 2005, there has been no material adverse change in the business, financial position or results of operations of the XOMA and its consolidated Subsidiaries.

(m) The Borrower has no Indebtedness other than the Loan and the loans of up to $50,000,000 pursuant to the secured note agreement, dated May 26, 2005, between the Borrower and Chiron Corporation.

(n) As of the date hereof and after giving effect to the Loan:

(i) The aggregate value of the assets of the Borrower, at fair value and present fair salable value, exceeds (i) its total liabilities and (ii) the amount required to pay such liabilities as they become absolute and matured in the normal course of business;

(ii) The Borrower has the ability to pay its debts and liabilities as they become absolute and matured in the normal course of business; and

(iii) The Borrower does not have an unreasonably small amount of capital with which to conduct its business.

(o) The Borrower has no Subsidiaries.

(p) The Borrower is in compliance with all applicable Laws.

(q) None of the transactions contemplated in this Agreement (including, without limitation, the borrowing hereunder and the use of proceeds thereof) will violate or result in a violation of Section 7 of the Exchange Act, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(r) The Borrower is not an investment company subject to regulation under the Investment Company Act of 1940.

(s) The Borrower has timely filed all tax returns required to be filed by it and has paid all taxes due reported on such returns or pursuant to any assessment received by the Borrower, except for failures to file tax returns or pay taxes that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect. Any charges, accruals or reserves on the books of the Borrower in respect of taxes are adequate except for inadequacies that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect. The Borrower has had no material liability for any taxes imposed on or with respect to its net income (except for state or local income or franchise taxes). The fact that the income of the Borrower has been subject to taxes in the hands of XOMA is not a breach of this representation provided the Borrower has had, and will have, no liability for those taxes. The Borrower has fulfilled all of its obligations with respect to withholding taxes except for failures that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect.

(t) XOMA has timely filed all tax returns required to be filed by it and has paid all taxes due reported on such returns or pursuant to any assessment received by XOMA except for failures to file tax returns or pay taxes that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect. Any charges, accruals or reserves on the books of XOMA in respect of taxes are adequate except for inadequacies that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect. XOMA has treated all its U.S. domestic source income attributable to income of the Borrower and XOMA Bermuda, as effectively connected with its conduct of a U.S. trade or business within the meaning of Section 864 of the Code.

(u) The transfer of the Payment Rights from XOMA Bermuda to the Borrower pursuant to the Acquisition Agreement will not result in any tax under Section 884 of the Code.

(v) At the end of its taxable year ending December 31, 2005, XOMA had net operating losses for U.S. federal income tax purposes of at least $80,000,000 of which at least $40,000,000 will not be subject to limitation under Section 382 of the Code and will be available to offset income effectively connected with a trade or business engaged in by XOMA in the United States for taxable years beginning on or after January 1, 2006 and on or prior to the Maturity Date.

(w) The Borrower shall have no liability for net income taxes (except for state or local income or franchise taxes, or foreign income taxes not related to the Payment Rights or Raptiva Rights). Payments with respect to the Payment Rights or Raptiva Rights shall not be subject to any taxes imposed on or with respect to gross or net income (except state or local income or franchise taxes) or withheld or deducted from such payments and the Borrower will have no liability as a withholding agent with respect to such payments, provided that this representation shall not be breached if such taxes (i) are imposed by a Governmental Authority or taxing authority outside of the United States, (ii) result from a change in Law after the date hereof and (iii) do not exceed in the aggregate $75,000 in any calendar year. The foregoing representations (x) shall not be violated solely by the fact that the income of the Borrower is subject to taxes in the hands of XOMA provided the Borrower has no liability for those taxes and (y) shall survive the Closing Date and be made on a continuous basis until the Loan is repaid in full.

(x) The terms (not including economic terms) of the Collaboration Agreement, dated November 1, 2006, between the Borrower and Takeda Pharmaceutical Company Limited, are substantially similar to the terms (not including economic terms) of the Schering Collaboration Agreement, dated May 22, 2006, between the Borrower and Schering Corporation, acting through its Schering-Plough Research Institute division.

(y) Neither XOMA, the Borrower nor any ERISA Affiliate has ever incurred or expects to incur any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or any similar non-U.S. law or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or any non-U.S. law. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any foreign or U.S. federal, state or local laws, rules or regulations. Neither XOMA, the Borrower nor any ERISA Affiliate has incurred any liability with respect to any obligation to provide benefits, including death or medical benefits, with respect to any person beyond their retirement or the termination of service other than coverage mandated by law.

(z) XOMA Technology Ltd. (a) owns and has good and exclusive title to, free and clear of any Lien, and has independently developed or acquired all XOMA BCE/HE Intellectual Property, or (b) has the valid right or license, free and clear of any Lien, to all BCE/HE Intellectual Property.

(aa) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Borrower’s obligations hereunder will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any XOMA US Intellectual Property (other than Collaboration Intellectual Property), or impair the right of the Borrower or any licensee (including any Obligor) to use, possess, sell or license any XOMA US Intellectual Property (other than Collaboration Intellectual Property) or portion thereof, or require payment of any kind to any third party.

(bb) Each item of XOMA BCE/HE Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such XOMA BCE/HE Intellectual Property have been paid, and all documents, recordations and certificates in connection with such XOMA BCE/HE Intellectual Property required to be filed have been filed with the relevant patent authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such XOMA BCE/HE Intellectual Property.

(cc) Other than [*], there are no legal actions, suits or proceedings pending (or, to the knowledge of the Borrower, threatened) against the Borrower, XOMA or any of its Subsidiaries alleging that it or they have infringed or are currently infringing any Third Party Intellectual Property or alleging that the XOMA BCE/HE Intellectual Property is not valid or unenforceable.

(dd) The Borrower has not received any written opinion of counsel that CIMZIA™, RAPTIVA® or LUCENTIS™ infringes or misappropriates any Third Party Intellectual Property Rights.

(ee) To the knowledge of the Borrower, no current or former employee, consultant or independent contractor of the Borrower has any right, license, claim or interest whatsoever in or with respect to any BCE/HE Intellectual Property.

(ff) The Borrower, by ownership, license or covenant not to sue, has the right to use all XOMA US Intellectual Property (other than Collaboration Intellectual Property) which is necessary for use in connection with its business as presently conducted and as proposed to be conducted.

(gg) To the knowledge of Borrower, there is no existing infringement by any third party of any of the XOMA US Intellectual Property (other than Collaboration Intellectual Property) that is necessary for use in connection with the Borrower’s business as presently conducted, other than infringement by third parties of the patent rights listed in Exhibit J under the heading “XOMA Patent Rights — Bacterial Expression” of which the Borrower is aware as a result of the efforts of its Affiliate, XOMA Ireland Ltd. (“XOMA Ireland”), in connection with XOMA Ireland’s on-going bacterial cell expression technology out-licensing program (the “BCE Program”), which third parties XOMA Ireland has approached, or intends to approach, as part of the BCE Program to determine whether such third parties will take a license to such patent rights, pay for a release from past infringement thereof and/or reach some other appropriate form of accommodation.

(hh) Other than [*], there are no legal actions, suits or proceedings pending (or, to the knowledge of the Borrower, threatened) against the Borrower, XOMA or any of its Subsidiaries challenging their rights in or to, or the validity or enforceability of, the XOMA US Intellectual Property (other than Collaboration Intellectual Property).

(ii) There are no legal actions, suits or proceedings pending (or, to the knowledge of the Borrower, threatened) against the Borrower, XOMA or any of its Subsidiaries alleging that the business of the Borrower infringes or otherwise violates, or that the commercialization of any of the products under development by the Borrower would infringe or otherwise violate, any patent, trademark, copyright, trade secret or other proprietary rights of others.

(jj) All of the XOMA US Intellectual Property (other than Collaboration Intellectual Property) was filed and is being maintained or prosecuted in accordance with the applicable rules and regulations relating thereto.

SECTION 8.02. Survival of Representations and Warranties. All representations and warranties of the Borrower contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement.

ARTICLE IX

AFFIRMATIVE COVENANTS

SECTION 9.01. Maintenance of Existence. The Borrower shall at all times (a) preserve, renew and maintain in full force and effect its legal existence and good standing as a limited liability company under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all XOMA US Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 9.02. Maintenance of Single Owner and Status as Disregarded Entity for Tax Purposes. The Borrower shall at all times be a “disregarded entity” for U.S. federal income tax purposes owned by XOMA.

SECTION 9.03. Treatment of U.S. Domestic Source Income. XOMA will treat all payments with respect to the Payment Rights and the Raptiva Rights as effectively connected with its conduct of a U.S. trade or business within the meaning of Section 864 of the Code.

SECTION 9.04. Use of Proceeds. The Borrower shall use the net proceeds of the Loan received by it (i) for general corporate purposes, (ii) to fund the acquisition of the Payment Rights pursuant to the Acquisition Agreement and (iii) to pay all fees and expenses payable by the Borrower pursuant to the Transaction Documents.

SECTION 9.05. Financial Statements and Information. (a) In the event that any such information need not to be filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, the Borrower shall furnish to the Lender, on or before the thirtieth day after the close of each quarter of each fiscal year, the unaudited consolidated balance sheet of XOMA as at the close of such quarter and unaudited consolidated statement of operations and cash flows of XOMA for such quarter, duly certified by the chief financial officer of XOMA as having been prepared in accordance with GAAP. Concurrently with the delivery or filing of the documents described in the preceding sentence, the Borrower shall furnish to the Lender a certificate of the chief financial officer, chief accounting officer or treasurer of XOMA, which certificate shall (A) include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default or Event of Default and (B) set forth in reasonable detail the calculations necessary to demonstrate compliance with Section 10.08 on the date of such balance sheet. In the event that generally accepted accounting principles used in the preparation of such financial statements described in the first sentence above shall differ from GAAP, XOMA shall also provide, if necessary for the determination of compliance with Section 10.08, a statement of reconciliation conforming such financial statements to GAAP.

(b) In the event that any such information need not be filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, the Borrower shall furnish to the Lender, on or before the forty-fifth day after the close of each fiscal year, XOMA’s audited financial statements as at the close of such fiscal year, including the consolidated balance sheet as at the end of such fiscal year and consolidated statement of operations and cash flows of XOMA for such fiscal year, in each case accompanied by the report thereon of independent registered public accountant of nationally recognized standing. Concurrently with the delivery or filing of the documents described in the preceding sentence, the Borrower shall furnish to the Lender a certificate of the chief financial officer, chief accounting officer or treasurer of XOMA, which certificate shall (A) include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default or Event of Default and (B) set forth in reasonable detail the calculations necessary to demonstrate compliance with Section 10.08 on the date of such financial statements. In the event that generally accepted accounting principles used in the preparation of such financial statements described in the first sentence above shall differ from GAAP, XOMA shall also provide, if necessary for the determination of compliance with Section 10.08, a statement of reconciliation conforming such financial statements to GAAP.

(c) The Borrower shall, promptly upon receipt thereof, forward or cause to be forwarded to the Lender copies of all notices, reports, updates and other information regarding the License Agreements, the Payment Rights and the Raptiva Rights received from the Obligors.

(d) The Borrower shall furnish or cause to be furnished to the Lender from time to time such other information regarding the financial position, assets or business of the Borrower or any other XOMA Party or its compliance with any Transaction Document to which it is a party as the Lender may from time to time reasonably request.

SECTION 9.06. Books and Records. The Borrower shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of XOMA in accordance with GAAP.

SECTION 9.07. Inspection Rights; Access. The Borrower shall, one occasion per year, or, if a Default or Event of Default shall have occurred and be continuing, at all times permit representatives of the Lender to examine its assets, books and records upon reasonable Notice during normal business hours. The Borrower shall allow the Lender reasonable access to its managers and/or officers.

SECTION 9.08. Payment Account. Borrower shall use commercially reasonable efforts to ensure that at all times the Obligors shall make all payments with respect to the Payment Rights and the Raptiva Rights directly into the Payment Account. In the event that payments with respect to the Payment Rights or Raptiva Rights are directed to the Borrower, the Borrower shall promptly transfer all such payments to the Payment Account.

SECTION 9.09. Maintenance of Insurance and Properties. The Borrower shall maintain and preserve all of its properties that are used and useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted. The Borrower shall maintain and preserve the value as of the Closing Date, without any reduction or impairment, of the Payment Rights and the Raptiva Rights. The Borrower shall maintain with financially sound and reputable insurance companies, insurance on all of its assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall furnish to the Lender from time to time upon written request full information as to the insurance carried.

SECTION 9.10. Governmental Authorizations. The Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against the Borrower of this Agreement and the other Transaction Documents to which it is a party.

SECTION 9.11. Compliance with Laws and Contracts. (a) The Borrower shall comply with all applicable Laws and perform its obligations under all Contracts relative to the conduct of its business, including the Transaction Documents to which it is party.

(b) The Borrower shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(c) The Borrower shall use commercially reasonable efforts to enforce the obligations of the Obligors in respect of the Payment Rights and the Raptiva Rights and shall, upon receipt of reasonable instruction from the Lender, exercise all rights and remedies available to it against the Obligors in respect of the Payment Rights, the Raptiva Rights and the Collaboration Agreement.

SECTION 9.12. Plan Assets. Neither XOMA, Borrower nor any ERISA Affiliate shall take any action that causes it to be deemed to be or hold Plan Assets at any time.

SECTION 9.13. Notices. (a) The Borrower shall promptly give written Notice to the Lender of each Default or Event of Default and each other event that has or could reasonably be expected to have a Material Adverse Effect or that could reduce or otherwise impair the value of the Payment Rights or the Raptiva Rights.

(b) The Borrower shall promptly give written Notice to the Lender upon receiving notice, or otherwise becoming aware, of any default or event of default under the License Agreements or the Acquisition Agreement.

(c) The Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of any litigation or proceedings to which the Borrower is a party or which could reasonably be expected to have a Material Adverse Effect or that could reduce or otherwise impair the value of the Payment Rights or the Raptiva Rights.

(d) The Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of any litigation or proceedings challenging the validity of the Payment Rights, the Raptiva Rights, the License Agreements, the Acquisition Agreement, the Payment Rights-Related Intellectual Property or the Raptiva Rights-Related Intellectual Property or any of the transactions contemplated therein.

SECTION 9.14. Payment of Taxes. The Borrower shall pay all material taxes of any kind imposed on or in respect of its income or assets before any penalty or interest accrues on the amount payable and before any Lien on any of its assets exists as a result of nonpayment.

SECTION 9.15. Waiver of Stay, Extension or Usury Laws. The Borrower will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Borrower from paying all or any portion of the principal of or premium, if any, or interest on the Loan as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, the Borrower hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 9.16. Further Assurances. The Borrower shall promptly, at its sole cost and expense, execute and deliver to the Lender such further instruments and documents, and take such further action, as the Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lender hereby and thereby. The Borrower shall pay, or reimburse the Lender for, any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of the Lender’s Lien on the assets of the Borrower under the Security Agreement, including reasonable legal and other fees in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any Liens upon or in respect of such assets of the Borrower, other fees, costs and expenses in connection with protecting, maintaining or preserving such assets of the Borrower and the Lender’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or related to such assets of the Borrower; and all such amounts that are paid by the Lender shall, until reimbursed by the Borrower, constitute Obligations secured by such assets of the Borrower.

ARTICLE X

NEGATIVE COVENANTS

SECTION 10.01. Activities of the Borrower. (a) The Borrower shall not enter into any business either directly or through any Subsidiary except for businesses in which the Borrower is engaged on the date of this Agreement.

(b) The Borrower shall not amend, modify or waive or terminate any provision of, or permit or agree to the amendment, modification, waiver or termination of any provision of, any of the Loan Documents, License Agreements or the Acquisition Agreement without the prior written consent of the Lender (it being understood that the Lender shall be entitled to withhold its consent if such amendment, modification or waiver is or would be adverse in any respect to the Lender, as determined by the Lender in its sole discretion).

SECTION 10.02. Merger; Sale of Assets. (a) The Borrower shall not merge or consolidate with or into any other Person.

(b) The Borrower shall not directly or indirectly sell, lease, license, transfer or otherwise dispose of all or any part of its assets, except (i) for the sale of or licensing of rights to one or more of the Borrower’s or its Affiliates’ existing or future products and related assets to one or more third parties for fair value in an arm’s-length transaction in the ordinary course of business; (ii) in connection with additional product development, collaboration or commercialization agreements (other than with respect to the Raptiva

Rights-Related Intellectual Property or the Payment Rights-Related Intellectual Property) for research, development or commercialization activities with one or more third parties for fair value in an arm’s-length transaction in the ordinary course of business; (iii) licenses of intellectual property rights of the Borrower in connection with services provided by the Borrower for fair value in an arm’s-length transaction in the ordinary course of its business; (iv) sales of equipment not needed for the Borrower’s business to one or more third parties for fair value in an arm’s-length transaction; (v) sales of equipment to one or more third parties for fair value in an arm’s-length transaction, the proceeds of which are used to purchase replacement or other assets useful in the Borrower’s business within twelve months of such sale and (vi) other sales, leases, licenses, transfers or other dispositions in an aggregate amount not to exceed $1,000,000 during the term of the agreement.

SECTION 10.03. Liens. The Borrower shall not create or suffer to exist any Lien on or with respect to any of its assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to this Agreement and the Security Agreement;

(b) Liens existing on the date hereof set forth in Exhibit E to the extent and in the manner such Liens are in effect on the date hereof;

(c) any Lien granted to collaboration or development partners of the Borrower or its Affiliates in connection with funded research, development and commercialization activities (other than on or with respect to the Raptiva Rights, the Payment Rights, the Raptiva Rights-Related Intellectual Property or the Payment Rights-Related Intellectual Property); provided, that any such Lien is limited to the Borrower’s interest in products developed in such collaboration;

(d) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition;

(f) any Lien created after the Closing Date in connection with capitalized lease obligations, but only to the extent that such Lien encumbers property financed by such capital lease obligation and the principal component of such capitalized lease obligation is not increased; provided that capital lease obligations secured by Liens pursuant to this clause (f) shall not exceed in the aggregate $2,000,000;

(g) Liens arising in the ordinary course of its business which (i) do not secure Indebtedness and (ii) do not in the aggregate materially impair the operation of the business of the Borrower or impair the value of the Payment Rights and the Raptiva Rights; provided that the assets secured by Liens pursuant to this clause (g) shall not exceed in the aggregate $2,000,000;

(h) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering with the ordinary conduct of the business of the Borrower;

(i) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 10.03; provided that such Indebtedness is not increased and is not secured by any additional assets; and

(j) Liens securing taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers’ landlords, warehousemen and similar Persons, Liens in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other similar Laws, Liens to secure surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings.

SECTION 10.04. No Subsidiaries. The Borrower shall not form any Subsidiaries or conduct any business or hold any assets through any Subsidiary.

SECTION 10.05. Investment Company Act. The Borrower shall not be or become an investment company subject to registration under the Investment Company Act of 1940.

SECTION 10.06. Limitation on Additional Indebtedness. The Borrower shall not, directly or indirectly, incur or suffer to exist any Indebtedness; provided that the Borrower may incur:

(a) Indebtedness under this Agreement;

(b) Indebtedness secured by Liens permitted under Section 10.03; or

(c) any other Indebtedness relating to a collaboration or development agreement of the type contemplated in Section 10.03(c), which by its terms (or by the terms of any agreement governing such Indebtedness) is fully subordinated in right of payment.

SECTION 10.07. Limitation on Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with, or for the benefit of, any Affiliate other than the Transaction Documents or in the ordinary course of business of the Borrower upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a non-Affiliate.

SECTION 10.08. Interest Coverage Ratio. As of the second Interest Payment Date following the Closing Date and each subsequent Interest Payment Date, the Borrower shall not permit, for any period of two consecutive fiscal quarters, the Interest Coverage Ratio to be less than 3.0.

SECTION 10.09. ERISA. (a) Neither XOMA nor the Borrower shall maintain or contribute to, or agree to maintain or contribute to or otherwise incur any liability with respect to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or any similar plan under non-U.S. law (a “Plan”). Neither XOMA nor the Borrower shall incur any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or any similar non-U.S. law in respect of any Plan that is maintained by an ERISA Affiliate.

(b) Neither XOMA, the Borrower nor any ERISA Affiliate shall engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under foreign or U.S. federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by the Lender of any of its rights under the Note, this Agreement or the Security Agreement) to be a non-exempt prohibited transaction under such provisions.

(c) Neither XOMA, the Borrower nor any ERISA Affiliate will incur any liability with respect to any obligation to provide benefits, including death or medical benefits, with respect to any person beyond their retirement or other termination of service other than coverage mandated by law.

ARTICLE XI

EVENTS OF DEFAULT

SECTION 11.01. Events of Default. If one or more of the following events of default (each, an “Event of Default”) occurs and is continuing, the Lender shall be entitled to the remedies set forth in Section 11.02:

(a) The Borrower fails to pay any principal of the Loan when due, whether at the Maturity Date or otherwise.

(b) The Borrower fails to pay any interest on the Loan or make payment of any other amounts payable under this Agreement within three Banking Days after the same becomes due and payable.

(c) Any representation or warranty of the Borrower in this Agreement or any other Transaction Document to which it is party or in any certificate, financial statement or other document delivered by the Borrower in connection with this Agreement proves to have been incorrect, incomplete or misleading in any material respect at the time it was made or repeated.

(d) The Borrower fails to perform or observe any covenant or agreement contained in Section 9.01, Section 9.04, Section 9.11(b), Section 9.11(c), Section 9.12, Section 9.13 or Article X of this Agreement or Section 4.08 or Section 4.12 of the Security Agreement.

(e) The Borrower fails to perform or observe any other covenant or agreement contained in this Agreement, the Note or the Security Agreement (other than those referred to in the preceding clauses of this Section 11.01) if such failure is not remedied on or before the thirtieth day after Notice thereof from the Lender.

(f) The Borrower (i) fails to pay any of its Indebtedness as and when that Indebtedness becomes payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or in any instrument evidencing any of its Indebtedness and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any amount owing thereunder or any such amount is accelerated; provided, however, that a failure to pay Indebtedness shall not constitute an Event of Default under this clause (f) if (x) the overdue amounts in the aggregate do not exceed $3,000,000 (or the equivalent in another currency or currencies), (y) the obligation to pay the overdue amounts has not resulted from acceleration and (z) the failure is remedied on or before the thirtieth day after it occurs.

(g) XOMA Bermuda shall sell, assign, lease, license, transfer or otherwise dispose of the Payment Rights-Related Intellectual Property with respect to the Payment Rights, the LUCENTIS License Agreement and/or the CIMZIA License Agreement or any XOMA Party takes any action which could reasonably be expected to impair the value of or Lender’s access to the security provided by the foregoing.

(h) Any judgment, decree or order shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been vacated or discharged within thirty days from entry.

(i) Any XOMA Party or any Obligor (i) is dissolved or commences proceedings for dissolution, (ii) fails or is unable to pay its debts generally as they become due, (iii) commences a voluntary case in bankruptcy or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law or (iv) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding; or a court enters an order for relief or a decree in an involuntary case in bankruptcy or any other such action or proceeding in respect of any such Person or any of the assets of any such Person if such order or decree is not dismissed or withdrawn on or before the sixtieth day after the entry thereof or if any such dismissal or withdrawal ceases to remain in effect.

(j) Any of the Transaction Documents shall cease to be in full force and effect or its validity or enforceability is disaffirmed or challenged in writing by any Person other than the Lender or the Security Agreement shall cease to give the Lender the rights purported to be created thereby (including a first priority perfected Lien on the assets of the Borrower).

(k) Any of a Borrower Change of Control, a XOMA Bermuda Change of Control or a XOMA Change of Control occurs.

(l) (i) Any representation or warranty of the Borrower or XOMA Bermuda in the Acquisition Agreement proves to have been incorrect, incomplete or misleading in any respect at the time it was made; (ii) the Borrower or XOMA Bermuda fails to perform or observe any covenant or agreement contained in the Acquisition Agreement, any License Agreement or the Borrower Documents, as applicable, and such failure is not cured or waived within any applicable grace period or (iii) any Obligor fails to perform or observe any covenant or agreement contained in any License Agreement and such failure is not cured or waived within any applicable grace period or asserts a Dispute with respect to the Payment Rights, the Raptiva Rights or the Collaboration Agreement.

(m) In connection with a challenge to the validity of the Payment Rights, the Raptiva Rights or any Payment Rights-Related Intellectual Property or Raptiva Rights-Related Intellectual Property or any transaction contemplated under the License Agreements or the Acquisition Agreement, any judgment, decree or order is issued that (i) halts or suspends the payment by any Obligor or XOMA Bermuda of any amount payable in respect of the Payment Rights or under the Collaboration Agreement, or (ii) otherwise determines that the Payment Rights or the Collaboration Agreement have not been duly authorized or validly issued or that the Payment Rights or the Collaboration Agreement are not enforceable in accordance with the terms of the applicable License Agreement or the Acquisition Agreement, and such judgment, decree or order shall not have been vacated or discharged within 10 days from entry.

(n) Any of the revenue milestones set forth in Exhibit F shall not have been achieved by the date indicated.

(o) Any provision of Article XII shall for any reason cease to be valid and binding or enforceable against XOMA or XOMA shall so state in writing.

SECTION 11.02. Default Remedies. If any Event of Default shall occur, the Lender may, by Notice to the Borrower, (a) exercise all rights and remedies available to the Lender hereunder and under the Security Agreement, including enforcement of the security interests created thereby, (b) declare the Loan, all interest thereon and all other amounts payable hereunder and under the Note by the Borrower to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by the Borrower and (c) declare the obligations of the Lender hereunder to be terminated, whereupon such obligations shall terminate, provided, however, that if any event of any kind referred to in Section 11.01(i) occurs, the obligations of the Lender hereunder shall immediately terminate, all amounts payable hereunder by the Borrower shall become immediately due and payable and the Lender shall be entitled to exercise rights and remedies under the Security Agreement without diligence, presentment, demand of payment, protest or notice of any kind, all of which are hereby expressly waived by the Borrower. Each Notice delivered pursuant to this Section 11.02 shall be effective when sent.

SECTION 11.03. Right of Set-off. If any amount payable hereunder is not paid as and when due, the Borrower irrevocably authorizes the Lender and each Affiliate of the Lender (i) to proceed, to the fullest extent permitted by applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of the Borrower in any currency that may at any time be in the possession of the Lender or such Affiliate, to the full extent of all amounts payable to the Lender hereunder or (ii) to charge to the Payment Account the full extent of all amounts payable by the Borrower to the Lender hereunder; provided, however, that the Lender shall notify the Borrower of the exercise of such right promptly following such exercise.

SECTION 11.04. Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

ARTICLE XII

GUARANTEE

SECTION 12.01. Guarantee. XOMA hereby absolutely, unconditionally and irrevocably guarantees, as a guarantee of payment and not of collection, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of this Agreement and the Loan Documents (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including fees and expenses of counsel) incurred by the Lender in enforcing any rights under this Article XII. Without limiting the, generality of the foregoing, XOMA’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Lender under or in respect of this Agreement or any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

SECTION 12.02. Guarantee Absolute. (a) XOMA guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Loan Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The obligations of XOMA under or in respect of this Article XII are independent of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement and any Loan Documents and a separate action or actions may be brought and prosecuted against XOMA to enforce this Article XII, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of XOMA under this Article XII shall be irrevocable, absolute and unconditional irrespective of, and XOMA hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of this Agreement (other than this Article XII), the Note or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement or the Loan Documents or any other amendment or waiver of or any consent to departure from this Agreement or the Loan Documents, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(iii) any taking, exchange, release or non-perfection of any Collateral (as defined under the Security Agreement), or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(iv) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of the Borrower under this Agreement or the Loan Documents or any other assets of the Borrower;

(v) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

(vi) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety.

(b) This Article XII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 12.03. Waivers and Acknowledgments. (a) XOMA unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Article XII and any requirement that the Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) XOMA hereby unconditionally and irrevocably waives any right to revoke this Article XII and acknowledges that the guaranty under this Article XII is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) XOMA hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of XOMA or other rights of XOMA to proceed against the Borrower, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of XOMA hereunder.

(d) XOMA hereby unconditionally and irrevocably waives any duty on the part of the Lender to disclose to XOMA any matter, fact or thing relating to the business, financial condition, operations, performance, properties or prospects of the Borrower now or hereafter known by the Lender.

(e) XOMA acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Loan Documents and that the waivers set forth in Section 12.02 and this Section 12.03 are knowingly made in contemplation of such benefits.

SECTION 12.04. Subrogation. XOMA hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of XOMA’s obligations under or in respect of this Article XII, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lender against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article XII shall have been paid in full in cash. If any amount shall be paid to XOMA in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article XII, such amount shall be received and held in trust for the benefit of the Lender, shall be segregated from other property and funds of XOMA and shall forthwith be paid or delivered to the Lender in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XII, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Article XII thereafter arising.

SECTION 12.05. Continuing Guarantee. The guarantee under this Article XII is a continuing guarantee and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article XII, (b) be binding upon XOMA, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender and its successors, transferees and assigns. XOMA shall not have the right to assign its obligations hereunder without the prior written consent of the Lender and any purported assignment in violation of this Section 12.05 shall be null and void.

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Funding Losses. If the Borrower makes any payment of principal with respect to the Loan on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow any amount on the Closing Date after Notice of Borrowing has been given to the Lender in accordance with Section 2.02, the Borrower shall reimburse the Lender within three Banking Days after demand for any resulting loss or expense incurred by the Lender including any loss incurred in obtaining, liquidating or redeploying deposits from third parties; provided that the Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense.

SECTION 13.02. Increased Costs. Except as to Taxes (it being understood that the Borrower’s liability for Taxes will be exclusively determined under Article V), the Borrower shall reimburse the Lender on demand for all increases in costs incurred by the Lender and all reductions in amounts received or receivable by the Lender or in the rate of return on the Lender’s capital, as reasonably determined by the Lender, that are attributable to the Loan or the performance by the Lender of its obligations under this Agreement and that occur by reason of the promulgation after the date hereof of any Law or treaty or any change after the date hereof in any Law or treaty or in the interpretation thereof or by reason of compliance by the Lender with any direction, requirement or request (whether or not having the force of Law) of any Governmental Authority, including any such cost or reduction resulting from the imposition or amendment of any capital adequacy requirement or any reserve, special deposit or similar requirement against assets of, liabilities of, deposits with or for the account of, or loans by, the Lender; provided that the Lender shall not be entitled to be reimbursed for such increased costs or reductions in amount receivable or the rate of return incurred more than 180 days prior to the date on which it gives notice to the Borrower of such increased costs or reduction in amount receivable or rate of return.

SECTION 13.03. Other Losses. (a) The Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Lender and its Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such Indemnitee; provided, the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 13.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 13.04. Assumption of Defense; Settlements. If the Lender is entitled to indemnification under this Article XIII with respect to any action or proceeding brought by a third party that is also brought against the Borrower, the Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Lender. Upon assumption by the Borrower of the defense of any such action or proceeding, the Borrower shall have the right to participate in such action or proceeding and to retain its own counsel but the Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by the Lender in connection with the defense thereof unless (i) the Borrower has otherwise agreed to pay such fees and expenses, (ii) the Borrower shall have failed to employ counsel reasonably satisfactory to the Lender in a timely manner or (iii) the Lender shall have been advised by counsel that there are actual or potential conflicting interests between the Borrower and the Lender, including situations in which there are one or more legal defenses available to the Lender that are different from or additional to those available to the Borrower; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Lender, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. The Borrower shall not consent to the terms of any compromise or settlement of any action defended by the Borrower in accordance with the foregoing without the prior written consent of the Lender unless such compromise or settlement (x) includes an unconditional release of the Lender from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Lender. The Borrower shall not be required to indemnify the Lender for any amount paid or payable by the Lender in the settlement of any action, proceeding or investigation without the written consent of the Borrower, which consent shall not be unreasonably withheld.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Assignments. (a) The Borrower shall not be permitted to assign this Agreement without the prior written consent of the Lender and any purported assignment in violation of this Section 14.01(a) shall be null and void.

(b) The Lender may at any time assign all its rights and obligations hereunder in whole or in part to a financial institution, institutional investor or commercial paper conduit (each an “Assignee”); provided that, at any time, there shall be no more than three Lenders.

(c) The parties to each assignment shall execute and deliver to the Borrower a written instrument of assignment in the form set forth in Exhibit G, containing the agreement of the assignee to be bound by the terms of this Agreement (an “Assignment and Acceptance”). Upon the effectiveness of a permitted assignment hereunder, (i) each reference in this Agreement to “Lender” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required.

(d) The Borrower shall, from time to time at the request of the Lender, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including a new Note in exchange for the Note held by the Lender.

SECTION 14.02. Participations. The Lender may at any time grant to one or more financial institutions, institutional investors and/or commercial paper conduits (each a “Participant”) participating interests in its Loan. In the event of any such grant by the Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article V and Article XII with respect to its participating interest, as though it were a Lender.

SECTION 14.03. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 14.04. Notices. All notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by facsimile or electronic mail with a copy sent on the following Banking Day by one of the other methods of giving notice described herein, addressed to the Party at its address listed below:

(a) If to the Borrower:

XOMA (US) LLC

2910 Seventh Street

Berkeley, California 94710

Attn: Legal Department

with a copy, which shall not constitute notice, to:

XOMA (US) LLC

2910 Seventh Street

Berkeley, California 94710

Attn: Finance Department

and a copy, which shall not constitute notice, to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attn: Geoffrey Liebmann

(b) If to the Lender:

Goldman Sachs Specialty Lending Holdings, Inc.

85 Broad Street

New York, New York 10004

Attention: James David

with a copy to:

Goldman Sachs Specialty Lending Holdings, Inc.

600 E. Las Colinas Boulevard

Suite 400

Irving, Texas 75039

Attention: Kyle Volluz

(c) If to XOMA:

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

Attn: Legal Department

with a copy, which shall not constitute notice, to:

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

Attn: Finance Department

and a copy, which shall not constitute notice, to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attn: Geoffrey Liebmann

Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Parties. Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

SECTION 14.05. Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement between the Parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

SECTION 14.06. Modification. No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by the Lender and the Borrower.

SECTION 14.07. No Delay; Waivers; etc. No delay on the part of the Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The Lender shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by the Lender.

SECTION 14.08. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, then, to the fullest extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 14.09. Determinations. Each determination or calculation by the Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

SECTION 14.10. Replacement of Note. Upon the loss, theft, destruction, or mutilation of the Note and (a) in the case of loss, theft or destruction, upon receipt by the Borrower of indemnity or security reasonably satisfactory to it (except that if the holder of the Note is the Lender or any other financial institution of recognized responsibility, the holder’s own agreement of indemnity shall be deemed to be satisfactory) or (b) in the case of mutilation, upon surrender to the Borrower of the mutilated Note, the Borrower shall execute and deliver in lieu thereof a new Note, dated the Closing Date, in the same principal amount.

SECTION 14.11. Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 14.12. Jurisdiction. Each of the Borrower and XOMA irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to actions or proceedings brought against it as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (a “Proceeding”). Each of the Borrower and XOMA irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any Proceeding may be served on the Borrower or XOMA by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.

SECTION 14.13. Waiver of Jury Trial. EACH OF THE BORROWER AND XOMA HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14.14. Waiver of Immunity. To the extent that the Borrower or XOMA has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, each of the Borrower and XOMA hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Note to the fullest extent permitted by law.

SECTION 14.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 14.16. Limitation on Rights of Others. Except for the Indemnitees referred to in Section 13.03, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

SECTION 14.17. No Partnership. Nothing in this Agreement or any other Transaction Document shall be read to create any agency, partnership or joint venture of the Lender (or any of its Affiliates) and the Borrower (or any of its Affiliates).

SECTION 14.18. Survival. The obligations of the Borrower contained in Sections 4.05, 4.06, Article V and Article XIII and of XOMA contained in Article XII shall survive the repayment of the Loan and the cancellation of the Note and the termination of the other obligations of the Borrower hereunder.

SECTION 14.19. Patriot Act Notification. The Lender hereby notifies the Borrower that, consistent with the USA Patriot Act, Public Law No. 107-56 (the “Patriot Act”), regulations promulgated thereunder and under other applicable Law, the Lender’s procedures and customer due diligence standards require it to obtain, verify and record information that identifies the Borrower, including among other things name, address, information regarding persons with authority or control over the Borrower, and other information regarding the Borrower, its operations and transactions with the Lender. The Borrower agrees to provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with its procedures, the Patriot Act and any other applicable Laws.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

GOLDMAN SACHS SPECIALTY
LENDING HOLDINGS, INC.,
as Lender

By:	/s/ ALAN WAXMAN
Name: Alan S. Waxman
Title: Vice President

XOMA (US) LLC,
as Borrower

By:	/s/ CHRISTOPHER J. MARGOLIN
Name: Christopher J. Margolin
Title: Vice President, General Counsel and Secretary

XOMA LTD.,
as Guarantor

By:	/s/ CHRISTOPHER J. MARGOLIN
Name: Christopher J. Margolin
Title: Vice President, General Counsel and Secretary

EXHIBIT A

Form of Promissory Note

US$35,000,000	New York, New York November 9, 2006

FOR VALUE RECEIVED, XOMA (US) LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of Goldman Sachs Specialty Lending Holdings, Inc. or its registered assigns (the “Lender”), in lawful money of the United States of America, in same day funds on the Maturity Date the principal sum of thirty-five million dollars (US$35,000,000).

The Borrower also promises to pay interest on the unpaid principal amount hereof in like money, from the date hereof until such unpaid principal is paid in full, at the rates, at the times and in the manner provided in the Loan Agreement referred to below.

This Note is the Note referred to in the Loan Agreement, dated as of November 9, 2006, between the Borrower and the Lender (as amended from time to time, the “Loan Agreement”) and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured as provided in the Loan Documents. This Note is subject to optional prepayment, in whole or in part, prior to the Maturity Date as provided in the Loan Agreement.

If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

XOMA (US) LLC

By:	/s/ J. DAVID BOYLE II
Name: J. David Boyle II
Title: Vice President, Finance and Chief Financial Officer

EXHIBIT B

Form of Notice of Borrowing

[*]

EXHIBIT C

[Form of Security Agreement]

EXHIBIT D-1

Form of Certificate of Borrower

[*]

EXHIBIT D-2

Form of Certificate of XOMA

[*]

EXHIBIT D-3

Form of Certificate of XOMA Bermuda

[*]

EXHIBIT E

Existing Liens and Related Indebtedness

[*]

EXHIBIT F

Revenue Milestones

[*]

EXHIBIT G

Form of Assignment and Acceptance

[*]

EXHIBIT H-1

[*]

EXHIBIT H-2

[*]

EXHIBIT J

XOMA BCE/HE Intellectual Property

XOMA Patent Rights – Bacterial Expression

A. Title: Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Based on PCT/US88/02514, which corresponds to U.S. Application No. 07/077,528, which is a continuation-in-part PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Application No. 06/793,980 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	23244/88	632,462
Canada	572,398	1,341,235
Denmark	192/90	174824
Denmark	200301155	PR 175654 B1
Denmark	200301156	PR 175581 B1
Europe	EP 88907510.7	EP 0371998
Austria	EP 88907510.7	EP 0371998
Belgium	EP 88907510.7	EP 0371998
France	EP 88907510.7	EP 0371998
Germany	EP 88907510.7	P 3888186.1
Italy	EP 88907510.7	EP 0371998
Luxembourg	EP 88907510.7	EP 0371998
Netherlands	EP 88907510.7	EP 0371998
Sweden	EP 88907510.7	EP 0371998
Switzerland / Liechtenstein	EP 88907510.7	EP 0371998
United Kingdom	EP 88907510.7	EP 0371998
Europe	EP 93100041.8	EP 0550400
Austria	EP 93100041.8	EP 0550400
Belgium	EP 93100041.8	EP 0550400
France	EP 93100041.8	EP 0550400
Germany	EP 93100041.8	P 3855421.6
Italy	EP 93100041.8	EP 0550400
Luxembourg	EP 93100041.8	EP 0550400
Netherlands	EP 93100041.8	EP 0550400
Sweden	EP 93100041.8	EP 0550400
Switzerland/ Liechtenstein	EP 93100041.8	EP 0550400
United Kingdom	EP 93100041.8	EP 0550400
Europe	EP 95119798.7	EP 0731167
Austria	EP 95119798.7	EP 0731167
Belgium	EP 95119798.7	EP 0731167
France	EP 95119798.7	EP 0731167
Germany	EP 95119798.7	P 3856440.12
Italy	EP 95119798.7	EP 0731167

Luxembourg	EP 95119798.7	EP 0731167
Netherlands	EP 95119798.7	EP 0731167
Sweden	EP 95119798.7	EP 0731167
Switzerland/Liechtenstein	EP 95119798.7	EP 0731167
United Kingdom	EP 95119798.7	EP 0731167
Japan	506481/88	2991720

Based on U.S. Application No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Application No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Application No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

COUNTRY	APPLICATION NO.	PATENT NO.
United States	08/235,225	5,618,920
United States	08/299,085	5,595,898
United States	08/472,691	6,204,023
United States	08/467,140	5,698,435
United States	08/450,731	5,693,493
United States	08/466,203	5,698,417
United States	11/582,563	Pending

B. Title: Novel Plasmid Vector with Pectate Lyase Signal Sequence (PelB)

Inventors:	Lei, Wilcox

Based on U.S. Application No. 07/142,039 filed January 11, 1988 and PCT/US89/00077.

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	29377/89	627443
Canada	587,885	1,338,807
Europe	EP 89901763.6	EP 0396612
Austria	EP 89901763.6	EP 0396612
Belgium	EP 89901763.6	EP 0396612
France	EP 89901763.6	EP 0396612
Germany	EP 89901763.6	689 26 882 T2
Italy	EP 89901763.6	EP 0396612
Luxembourg	EP 89901763.6	EP 0396612
Netherlands	EP 89901763.6	EP 0396612
Sweden	EP 89901763.6	EP 0396612
Switzerland/Liechtenstein	EP 89901763.6	EP 0396612
United Kingdom	EP 89901763.6	EP 0396612
Japan	501661/89	2980626
United States	08/472,696	5,846,818
United States	08/357,234	5,576,195

XOMA Patent Rights – Human Engineering™

A.	Title: Methods and Materials for Preparation of Modified Antibody Variable Domains and Therapeutic Uses Thereof

Inventors: Studnicka, Little, Fishwild, Kohn

Based on PCT/US92/10906 [WO 93/11794 filed 12/14/92], which is a continuation-in-part of U.S. Serial No. 07/808,464 filed December 13, 1991 (abandoned).

COUNTRY	SERIAL NO.	PATENT NO.
United States	08/107,669	5,766,886
United States	10/340,189	Published 2003/0229207
United States	11/133,775	Published 2005/0239141
United States	08/082,842	5,869,619
United States	08/472,788	5,770,196
United States Canada	08/477,531 2,103,887	5,821,123 2,103,887
Canada	2,507,749 DIV	Pending
Europe	EP 93901238.1	EP 0571613
Belgium	EP 93901238.1	EP 0571613
France	EP 93901238.1	EP 0571613
Germany	EP 93901238.1	DE 69233204T
Ireland	EP 93901238.1	EP 0571613
Italy	EP 93901238.1	EP 0571613
Netherlands	EP 93901238.1	EP 0571613
Spain	EP 93901238.1	ES 2202310T
Switzerland/Liechtenstein	EP 93901238.1	EP 0571613
United Kingdom	EP 93901238.1	EP 0571613
Japan	5-511171	Published 6-506362
Japan	2005-6625	Published 2005-160485